Exhibit 10.1

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

CONFIDENTIAL
Execution Copy

LICENSE AGREEMENT

BETWEEN

EAGLE PHARMACEUTICALS, INC.

AND

COMBIOXIN SA

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LICENSE AGREEMENT
THIS LICENSE AGREEMENT (“Agreement”) dated as of August 19, 2021 (“Effective Date”), is entered into between Eagle Pharmaceuticals, Inc., a Delaware corporation having offices at 50 Tice Boulevard, Suite 315, Woodcliff Lake, New Jersey, United States (“Eagle”) and Combioxin SA, a Swiss corporation having offices at Route de la Corniche 5, 1066 Epalinges, Switzerland (“Combioxin”).
BACKGROUND
A.    Eagle is a specialty pharmaceutical company focused on developing and commercializing drugs;
B.     Combioxin is a biotechnology company dedicated to the development of drugs for severe bacterial and viral infections;
C.     Combioxin has developed that certain liposome product known as CAL02 and controls certain related Patents and know-how;
D.    Eagle desires to obtain from Combioxin and Combioxin desires to grant to Eagle an exclusive license with respect to the development, and manufacture and commercialization of the Licensed Products (as defined below), all on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
I.1“Affiliate” of a Party means any Person that, directly or indirectly, controls, is controlled by, or is under common control with such Party, as the case may be. As used in this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Person, whether by the ownership of more than fifty percent (50%) of the voting share capital in such Person, or by contract or otherwise.
I.2“Anti-Corruption Laws” shall mean the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1, et. seq.), as amended, the Organization for Economic Co-operation and Development (OECD) Convention on combating bribery of foreign public officials in international business transactions, and any other applicable anti-corruption laws.
I.3“Applicable Law” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidances, ordinances, judgments, decrees, directives, injunctions, orders, permits of or from any court, arbitrator, Regulatory Authority, Governmental Authority or authority having jurisdiction

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over or related to the subject item, including the FD&C Act, GCP, GLP, GMP, Anti-Corruption Laws and Export Control Laws.
I.4“Change of Control” means, with respect to a Party: (a) the sale of all or substantially all of its assets or all of its assets relating to the Licensed Products; (b) a merger, reorganization or consolidation involving such Party in which the holders of the voting securities of such Party outstanding immediately prior thereto cease to beneficially own at least fifty percent (50%) of the combined voting power of the surviving entity, directly or indirectly, immediately after such merger, reorganization or consolidation; or (c) a transaction in which an entity or individual, or group of entities and/or individuals acting in concert, acquires more than fifty percent (50%) of the voting equity securities of such Party.
I.5“Clinical Studies” means any human clinical study or clinical trial of a Licensed Product.
I.6“CMC Data” means analytical and quality control data, stability data, batch records, and other data or information relating to chemistry, manufacturing and control of Licensed Products, including that which is filed or required to be filed to obtain authorization to conduct Clinical Studies or to obtain or maintain Regulatory Approval for a Licensed Product.
I.7“Combination Product” means: (a) a pharmaceutical product that consists of a Licensed Product and at least one other pharmaceutically active ingredient that is not a Licensed Product in a fixed dose combination; or (b) any combination of a Licensed Product and another pharmaceutical product that [***]. The other pharmaceutically active ingredient(s) in clause (a) and the other pharmaceutical product(s) in clause (b) are each referred to as the “Other Product(s)”.
I.8“Commercialization” means any and all activities related to pre-marketing, launching, marketing, promotion (including advertising and detailing), labeling, bidding and listing, pricing and reimbursement, distribution, storage, handling, offering for sale, selling, having sold, importing, having imported, exporting, having exported, distributing, having distributed, providing customer service and support, conducting medical affairs, conducting post-marketing safety surveillance and reporting of or otherwise commercializing or exploiting Licensed Products. “Commercialize” and “Commercializing” have the correlative meanings.
I.9“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by Eagle in connection with a particular activity or objective to be conducted under this Agreement, that level of efforts that [***] would normally use, in the exercise of its prudent scientific and business judgment, for the development and/or commercialization of a comparable pharmaceutical product for a similar patient population at a similar stage of its development or commercialization, taking into account all relevant scientific, commercial, business and other factors, including issues of safety and efficacy, expected and approved product labeling, expected and actual cost and time to develop, expected and actual profitability, expected and actual return on investment, expected and actual competitiveness of Third Party alternative products (including generic products) in the marketplace, the nature and extent of expected and actual market exclusivity (including Patent coverage and regulatory exclusivity), the expected likelihood of marketing

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approval, the expected and actual pricing and level of reimbursement, and the expected and actual amounts of marketing and promotional expenditures required. [***]
I.10“Control” (including any variations such as “Controlled” and “Controlling”), in the context of intellectual property rights, material, data and/or other information or subject matter, means the possession by a Person or its Affiliate of the ability (whether by ownership or license, other than pursuant to a license granted to such Person by a Party to this Agreement) to grant the applicable access to, or a license or sublicense under this Agreement, without violating the terms of any agreement or other arrangement with any Third Party existing as of the Effective Date or at such later time as such Party or its Affiliate first acquired rights to such subject matter.
I.11“Cover” means, with respect to a claim of a Patent and a Licensed Product, that such claim would be infringed, absent a license, by the manufacture, use, offer for sale, sale or importation of such Licensed Product (considering claims of patent applications to be issued as then pending).
I.12“Data” means any and all data, information and materials relating to a Licensed Product, including manufacturing data (including without limitation, CMC Data), research data, pharmacology data, preclinical data, clinical data (including patient samples and associated annotations), master clinical trial records and databases, safety databases, and all Regulatory Filings and/or other regulatory documentation, information and submissions pertaining to, or made in association with an IND, Marketing Approval Application, or Regulatory Approval, for a Licensed Product, in each case to the extent Controlled by Combioxin as of the Effective Date or during the term of this Agreement.
I.13“Development” or “Develop” means all activities that relate to the development of Licensed Products or to (a) obtaining, maintaining or expanding Regulatory Approval of a Licensed Product, or (b) developing the ability to manufacture clinical and commercial quantities of a Licensed Product. This includes: [***].
I.14“EMA” means the European Medicines Agency or any successor entity.
I.15“Europe” means the European Economic Area, Switzerland and the United Kingdom.
I.16“Export Control Laws” shall mean: (a) all applicable U.S. laws and regulations relating to sanctions and embargoes imposed by U.S. Department of Treasury’s Office of Foreign Assets Control (or its successor office or other body having substantially the same function); (b) all applicable U.S. export control laws, including the Arms Export Controls Act (22 U.S.C. Ch. 39), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading With the Enemy Act (50 U.S.C. app. §§ 1 et seq.), the Export Administration Act of 1979 (50 U.S.C. app. §§ 2401 et seq.), International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986, and all rules, regulations and executive orders relating to any of the foregoing, including but not limited to the International Traffic in Arms Regulations (22 C.F.R. §§ 120 et seq.), the Export Administration Regulations (15 C.F.R. §§ 730 et. seq.), and the regulations administered by the Office of Foreign Assets Controls of the United States Department of the Treasury; and (c) all export

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controls imposed on any Licensed Product by any country or organization or nation within the jurisdiction of which either party operates or does business.
I.17“FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended.
I.18“FDA” means the U.S. Food and Drug Administration, or any successor entity thereto performing similar functions.
I.19“Field” means any and all indications and uses.
I.20“First Commercial Sale” means, on a country-by-country basis, the first commercial transfer or disposition for monetary value of a Licensed Product in a country in the Territory for use or consumption by a Third Party end user, in each case, after all Regulatory Approvals [***] have been obtained for such country and where such disposition or transfer results in a recordable Net Sale in accordance with Eagle’s, or its Affiliate’s or Sublicensee’s, applicable accounting practices (consistently applied).
I.21“Generic Product” means, with respect to a particular Licensed Product and a particular country, any pharmaceutical product that: (a) [***].
I.22“Good Clinical Practice” or “GCP” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by the EMA or other Regulatory Authority applicable to the Territory, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.
I.23“Good Laboratory Practice” or “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards promulgated by the EMA or other Regulatory Authority applicable to the Territory, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.
I.24“Good Manufacturing Practices” or “GMP” means the then-current Good Manufacturing Practices required by the FDA, as set forth in the FD&C Act and the regulations promulgated thereunder, for the manufacture and testing of pharmaceutical materials, and comparable laws and regulations applicable to the manufacture and testing of pharmaceutical materials promulgated by other Regulatory Authorities, as they may be updated from time to time.
I.25“Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, counsel, court or other tribunal).
I.26“ICH” means International Conference on Harmonisation.

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I.27“IND” means an Investigational New Drug application, as defined in the U.S. Federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder, or the equivalent application to the equivalent agency in any other regulatory jurisdiction, the filing of which is necessary to Initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction, in each case with respect to a Licensed Product for use within the Field.
I.28“Information” means any data, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological and chemical, biochemical, clinical test data and data resulting from non-clinical studies), CMC information, stability data and other study data and procedures.
I.29“Initiation” means, with respect to any Clinical Study, the first dosing of the first human subject in such Clinical Study. “Initiate” and “Initiated” have correlative meanings.
I.30“Joint Development Committee” or “JDC” means the committee formed by the Parties as described in Section 3.1.
I.31“Licensed Know-How” means all Information that both (a) is owned or Controlled by Combioxin or any of its Affiliates [***] and (b) is necessary or reasonably useful in the Development, Manufacture, Commercialization and other exploitation of a Licensed Product (including the Data and all tangible embodiments thereof).
I.32“Licensed Patent Rights” means any Patents owned or Controlled by Combioxin or any of its Affiliates as of the Effective Date or at any time during the Term of the Agreement that Cover the Development, Manufacture, Commercialization, and other exploitation of a Licensed Product. A list of Licensed Patent Rights as of the Effective Date is set forth on Exhibit 1.32 (the “Program Patent Rights”).
I.33“Licensed Product(s)” means Combioxin’s engineered liposome products, including its product referred to as “CAL02” as further described in Exhibit 1.33, [***].
I.34“Licensed Intellectual Property” means Licensed Patent Rights and Licensed Know-How.
I.35“Manufacture” and “Manufacturing” means all activities related to the synthesis, making, production, processing, purifying, formulating, filling, finishing, packaging, labeling, shipping, and holding of the any Licensed Product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial production and analytic development, product characterization, stability testing, quality assurance, and quality control.
I.36“Manufacturing Process” means all information pertaining to the Manufacture of a Licensed Product, as applicable, including without limitation the manufacturing methods, test

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methods, specifications, materials, and other procedures, directions and controls associated with the Manufacture and testing of such Licensed Product, as applicable.
I.37“Marketing Approval Application” (or “MAA”) means application to the appropriate Regulatory Authority for approval to market a Licensed Product in any particular jurisdiction, including an NDA in the U.S.
I.38“NDA” means a New Drug Application, as defined in the FD&C Act, as amended, and applicable regulations promulgated thereunder by the FDA.
I.39“Net Sales” means, with respect to any Licensed Product, the gross amounts invoiced by Eagle and its Affiliates and Sublicensees for sales of such Licensed Product in the Field to Third Parties, less the following deductions as accrued:
(a)[***];
(b)[***];
(c)[***];
(d)[***];
(e)[***];
(f)[***];
(g)[***]; and
(h)[***].
Notwithstanding the foregoing, amounts received or invoiced by Eagle or its Affiliates or Sublicensees for the sale of Licensed Products among Eagle and its Affiliates and Sublicensees shall not be included in the computation of Net Sales hereunder. Net Sales shall be accounted for in accordance with the selling party’s standard practices in the relevant country in the Territory.
[***], either Party may submit the matter to dispute resolution pursuant to Section 13.1.
I.40“Party” means Combioxin or Eagle, individually; and “Parties” means Combioxin and Eagle, collectively.
I.41“Patent(s)” means all patents and patent applications (including provisional applications), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any other pre- or post-grant forms of any of the foregoing, any confirmation patent or registration patent or patent of addition, utility models, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing.

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I.42“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Governmental Authority or agency, or any other entity not specifically listed herein.
I.43“Phase 2 Clinical Study” means a human clinical trial of a Licensed Product, the principal purpose of which is to evaluate the effectiveness and/or safety of such Licensed Product in the target patient population, as described in 21 C.F.R. § 312.21(b), as amended from time to time, or the corresponding foreign regulations, and which trial is intended to be the final clinical trial before the initiation of a Pivotal Clinical Trial and to establish the dosing for such Pivotal Clinical Trial. A “Phase 2/3 Clinical Study” shall be deemed to be a Phase 2 Clinical Study with respect to the portion of that clinical trial that is regarded as its Phase 2 component, in accordance with the applicable protocol.
I.44“Phase 3 Clinical Study” means a human clinical trial of a Licensed Product, the principal purpose of which is to establish safety and efficacy in patients with the disease being studied and that would satisfy the requirements under 21 C.F.R. §312.21(c) for the U.S., as amended from time to time, or the corresponding foreign regulations for a comparable filing with a comparable Regulatory Authority. A “Phase 2/3 Clinical Study” shall be deemed to be a Phase 3 Clinical Study with respect to the portion of that clinical trial that is regarded as its Phase 3 component, in accordance with the applicable protocol.
I.45“Pivotal Clinical Trial” means a pivotal human clinical trial of a Licensed Product (whether or not denominated a “Phase 3” clinical trial under applicable regulations) with a defined dose or a set of defined doses of such Licensed Product designed to ascertain efficacy and safety of such Licensed Product for the purpose of enabling the preparation and submission of an MAA to the competent Regulatory Authorities in a country of the Territory, as further defined in 21 C.F.R. § 312.21(c) for the U.S., as amended from time to time, or the corresponding foreign regulations.
I.46“Pricing and Reimbursement Approval” means, with respect to any country or jurisdiction in the Territory in which Governmental Authorities determine the pricing at which a Licensed Product will be reimbursed, the approval, agreement, determination or decision by the applicable Governmental Authorities establishing the pricing and reimbursement status for such Licensed Product.
I.47“Regulatory Approval” means all approvals, licenses, registrations or authorizations of any governmental entity that are necessary for the manufacturing, use, storage, import, transport and sale of Licensed Products in a regulatory jurisdiction, including in each case, Pricing and Reimbursement Approval.
I.48“Regulatory Authority” means any national (e.g., the FDA) or, supra-national (e.g., the EC or the EMA), or other governmental entity in any jurisdiction of the world involved in the granting of Regulatory Approval for pharmaceutical products.
I.49“Regulatory Filing” means all approvals, licenses, registrations, submissions and authorizations made to or received from a Regulatory Authority in a jurisdiction necessary for or in connection with the development, manufacture and/or commercialization of a pharmaceutical product, including any INDs, Marketing Approval Applications and Regulatory Approvals. As used

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herein, “Regulatory Filing” also includes all correspondence with Regulatory Authorities (and their agents) regarding Licensed Products, including all submissions, meeting minutes, reports and other items exchanged between or under authority from Combioxin or its licensors with respect to a Licensed Product, or the Development, Manufacture, Commercialization or exploitation thereof.
I.50“Senior Executives” means the [***] of Combioxin and the [***] of Eagle.
I.51“SOFR” means the secured overnight financing rate published for by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website, as at the date on which the respective obligation to pay interest under this Agreement arises, and re-fixed for each day thereafter for as long as that obligation remains out-standing. In no event, however, shall the SOFR, for the purposes of this Agreement, be lower than 0.00%. In the absence of a SOFR at the relevant time as provided by this Agreement, the term SOFR shall mean the successor product to the secured overnight financing rate published for by the Federal Reserve Bank of New York for deposits in United States Dollars [***].
I.52“Sublicensee” means a Third Party that has been granted a right to sell, market, distribute and/or promote Licensed Products in the Territory pursuant to Section 2.2 and Section 2.3; provided that as used herein, “Sublicensee” shall not be deemed to include any distributor, wholesaler or reseller of a Licensed Product who is not responsible for marketing or promotion of such Licensed Product.
I.53“Sublicensee Payments” means all (i) cash upfront payments, (ii) royalty payments, and (iii) milestone payments that are paid to Eagle by any Sublicensee to the extent in consideration for the grant of a sublicense of Eagle’s rights under this Agreement, but excluding the following payments:
(a)[***];
(b)[***];
(c)[***]; and
(d)[***].
I.54“Terminated Country” means any country for which this Agreement has been terminated in accordance with ARTICLE IX.
I.55“Territory” means worldwide.
I.56“Third Party” means any Person other than other than a Party or an Affiliate of a Party.
I.57“Upstream Agreement” means that certain License Agreement between the [***].
I.58“US” means the United States of America, including all possessions and territories thereof.

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I.59“U.S. Dollars” means the legal currency of the United States of America.
I.60“Valid Claim” means a claim of an issued, unexpired patent within the Licensed Patent Rights that has not been revoked, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction in an unappealed or unappealable decision.
I.61Additional Definitions. Each of the following terms shall have the meaning described in the corresponding section of this Agreement indicated below:

Term	Section Defined
Existing Supplies	Section 2.4(c)
Milestone A	Section 4.3(a)(i)
Milestone B	Section 4.3(a)(ii)
Commercialization Plan	Section 4.3(a)(ii)
Development Milestone Payment	Section 5.2(a)
Development Milestone Event	Section 5.2(a)
Total Net Sales	Section 5.3(a)
Sales Milestone Payment	Section 5.3(a)
Sales Milestone Event	Section 5.3(a)
Royalty Term	Section 5.4(b)
Third Party Payments	Section 5.4(c)(i)
Royalty Report	Section 5.4(d)
Material Underpayment	Section 6.5(b)
Receiving Party	Section 7.1
Disclosing Party	Section 7.1
Confidential Information	Section 7.1
Representatives	Section 7.1
Prior CDA	Section 7.8

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Enforcement Action	Section 8.3(a)(i)
Infringement Actions	Section 8.4
Term	Section 9.1
Combioxin Indemnitees	Section 12.1
Liabilities	Section 12.1
Third Party Claim	Section 12.1
Eagle Indemnitees	Section 12.2
Indemnitor	Section 12.3
Indemnitee	Section 12.3
Dispute	Section 13.1
ICC	Section 13.2
Acquisition	Section 14.9

ARTICLE II
GRANT OF LICENSE
II.1License to Eagle. Subject to the terms and conditions of this Agreement, Combioxin hereby grants to Eagle an exclusive (even as to Combioxin and its Affiliates) license, with the right to grant and authorize sublicenses as provided in Section 2.2 and Section 2.3, to the Licensed Intellectual Property and to the Licensed Products, including to Develop, Manufacture, have Manufactured, register, Commercialize, market, distribute, import and otherwise exploit the Licensed Products in the Field in the Territory.
II.2Sublicensing. Eagle shall have the right to grant and authorize sublicenses (through multiple tiers) under the rights granted to Eagle under Section 2.1 to one or more of its Affiliates, Sublicensees or other Third Parties.
II.3Disclosure and termination. Eagle shall cause each Sublicensee to comply with the applicable terms and conditions of this Agreement. The grant of any such sublicense shall not relieve Eagle of its liabilities and obligations under this Agreement, except to the extent they are discharged or performed by such Sublicensee. Any such permitted sublicenses shall be consistent with and expressly made subject to the terms and conditions of this Agreement. A copy of any sublicense agreement [***] by Eagle shall be provided to Combioxin within [***] its execution.

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In the event of termination of this Agreement, in whole or in part, Combioxin shall have the right to determine, in is sole discretion, for each sublicense, whether [***]. Combioxin shall inform Eagle and each Sublicensee of Combioxin’s decision within [***] of the effective date of termination of this Agreement.
II.4Transfer of Licensed Know-How.
(a)Initial Transfer. Promptly following the Effective Date and in any event no later than [***] thereafter, Combioxin shall, and shall use diligent efforts to cause any Affiliates or contractors to, transfer to Eagle, subject to reimbursement by Eagle of Combioxin’s out-of-pocket costs, with complete and accurate copies of all Licensed Know-How in existence as of the Effective Date, in accordance with the technology transfer plan as set forth on Exhibit 2.4; provided that if, despite exercising diligent efforts to do so, Combioxin is unable to transfer (or have transferred) all of the Licensed Know-How to Eagle within such [***] period, Combioxin shall continue to exercise diligent efforts to complete such transfer of Licensed Know-How to Eagle as soon as thereafter reasonably practicable.
(b)Upon Eagle’s written request after the Effective Date, a transfer of the global safety database available compiled by Combioxin until then from Combioxin to Eagle will be completed within [***]. Other than with respect to such transfer of the global safety database (to the extent required and available), Combioxin shall have no ongoing pharmacovigilance obligations, and Eagle shall assume all pharmacovigilance activities and obligations for the Licensed Products as of the Effective Date.
(c)Existing Supplies. In addition, to the extent Eagle requests, Combioxin shall, and shall use diligent efforts to cause any Affiliates and contractors to, transfer to Eagle (or Eagle’s designee) all existing quantities of the CAL02, including all intermediates, works in progress, batch and stability samples, and other materials owned or controlled by Combioxin or its Affiliates for use in manufacturing or testing the Licensed Products (collectively, “Existing Supplies”), [***]. Prior to Eagle’s request for such transfer, Combioxin shall, and shall [***] cause any contractors to, hold and maintain (under proper storage conditions necessary to maintain compliance with GMP) such Existing Supplies for the benefit and cost of Eagle until Eagle requests such transfer (up to a maximum of [***] after the Effective Date).
(d)Ongoing Transfer. Without limiting Section 2.4(a), if from time to time during the term of this Agreement, Eagle learns or believes that a particular item of Licensed Know-How and/or Existing Supplies has not been provided to Eagle, then upon request by Eagle, Combioxin shall, and shall use diligent efforts to cause any Affiliate or contractors, to promptly transfer to Eagle all such Licensed Know-How and/or Existing Supplies that has not previously been provided to Eagle hereunder, [***].
(e)Cooperation. The Parties will cooperate and reasonably agree upon formats and procedures to facilitate the orderly and efficient exchange of the Licensed Know-How and/or Existing Supplies in accordance with this Section 2.4. Without limiting the foregoing, Combioxin shall provide all such Licensed Know-How items [***]. It is understood all Licensed Know-How shall be made available to Eagle [***]. Upon request by Eagle, Combioxin shall, and shall [***]

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cause any Affiliates or contractors to, reasonably cooperate with and assist Eagle as may be necessary or desirable in order to allow Eagle to understand the Licensed Know-How and/or Existing Supplies and to utilize the Licensed Know-How and/or Existing Supplies for the purposes contemplated in this Agreement.
II.5Upstream Agreement.
(a)Payments. All amounts payable to [***] under the Upstream Agreement shall be the responsibility of Combioxin.
(b)Combioxin Covenants. During the Term, Combioxin hereby covenants to Eagle and agrees as follows:
(i)Combioxin shall maintain the Upstream Agreement in full force and effect and not terminate the Upstream Agreement, except with Eagle’s prior written consent;
(ii)Combioxin shall not assign or otherwise transfer its rights, title or interest in the Upstream Agreement to any Third Party;
(iii)Combioxin shall not amend the Upstream Agreement or waive any obligation of [***] under the Upstream Agreement in any manner, except with Eagle’s prior written consent;
(iv)Combioxin shall not take any action or omit to take any action that would result (including through the passage of time) in a default or breach of the Upstream Agreement; and
(v)Combioxin shall promptly notify Eagle in writing of the receipt or delivery of any notice of default or notice of termination under, or any termination or amendment of, the Upstream Agreement.
(c)Breach. Upon notification of a breach of the Upstream Agreement, Eagle shall have the right to step in to remedy the breach on Combioxin’s behalf. Upon termination of the Upstream Agreement for a breach by Combioxin, Eagle shall have the right to receive, subject to [***] consent, a direct license from [***] with respect to the Licensed Intellectual Property under the terms and conditions set forth in the Upstream Agreement, as such are available and as such terms and conditions apply to Eagle.
II.6No Other Rights. Except for the rights and licenses expressly granted in this Agreement, each Party retains all rights under its intellectual property, and neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party.
ARTICLE III
GOVERNANCE
III.1Joint Development Committee.

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(a)Formation and Role. Promptly, and in any event within [***] after the Effective Date, the Parties shall establish a joint development committee to oversee Eagle’s Development activities in connection with the Licensed Products.
(b)Members. Each Party shall initially appoint up to [***] to the JDC, each of whom [***]. The JDC may change its size from time to time by mutual consent of its members, and each Party may replace its representatives at any time upon written notice to the other Party. The JDC elects a chairperson among its members.
(c)Meetings. For the first [***] following the Effective Date, the JDC shall meet [***]. Following [***] of the Effective Date, the JDC shall meet [***] thereafter. Meetings of the JDC may be held in person, by audio or video teleconference, as determined by the Parties. Each Party shall be responsible for all of its own expenses of participating in the JDC. The JDC shall continue to exist until the First Commercial Sale of a Licensed Product in the US or Europe. The chairperson shall be responsible for calling meeting on [***] prior written notice. Each Party shall make proposals for agenda items and shall provide all appropriate information with respect to such proposed item at least [***] in advance of the meeting. The chairperson shall prepare and circulate for review and approval of the Parties minutes of each meeting within [***] from the meeting. The Parties shall agree on the minutes of each meeting promptly, but in no event later than the next meeting of the JDC.
(d)A quorum of the JDC shall exist whenever there is present at a meeting at least [***] appointed by each Party. If the quorum is met, the JDC shall take action by consensus of the representatives present at a meeting, or by a written resolution signed by at least [***] appointed by each Party.
(e)Duties. The JDC shall be responsible for:
(i)reviewing the strategy of Development and Regulatory Approval for Licensed Product in the Territory;
(ii)reviewing the activities [***] proposed to be conducted by or on behalf of Licensee in the Territory;
(iii)[***];
(iv)[***];
(v)[***]; and
(vi)undertaking or approving such other matters as are specifically assigned to the JDC in this Agreement.
(f)Limitation of JDC Authority; Information Sharing. The JDC shall be a non-voting body and is intended as an operational and informational sharing committee that discusses Eagle's Development activities and strategies to reach the Milestones A and B defined in this Agreement as well as successful Commercialization of the Licensed Product. The JDC may

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suggest actions to both Parties to reach the aforementioned aims under this Agreement, and, where necessary, suggest amendments to this Agreement or any of its Exhibits. However, the JDC shall not have the power to make decisions under this Agreement and, for clarity, the JDC shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive or determine either Party’s compliance with the terms and conditions of under this Agreement; or (c) decide any such issue in a manner that would conflict with the express terms and conditions of this Agreement.
ARTICLE IV
DEVELOPMENT AND COMMERCIALIZATION ACTIVITIES
IV.1Development Responsibility. From and after the Effective Date for the Term of this Agreement, Eagle will have the exclusive right to conduct, and be solely responsible for all aspects of, the Development of Licensed Products including Manufacturing the Licensed Products, setting the regulatory strategy for seeking Regulatory Approvals for Licensed Products in the Field in the Territory, and seeking and obtaining Regulatory Approvals. As between the Parties, Eagle shall bear all of its costs and expenses incurred in connection with such Development activities.
IV.2Regulatory Responsibility. Eagle shall prepare and own all Regulatory Filings (including all INDs, NDAs, MAAs and Regulatory Approvals) for each Licensed Product in the Field in the Territory. Combioxin shall not submit any Regulatory Filings for Licensed Products in the Territory without the prior written consent of Eagle. Except as expressly requested by Eagle in writing, Combioxin shall not communicate with respect to the Licensed Products with any Regulatory Authority, unless so required to comply with Applicable Laws, in which case Combioxin shall promptly notify Eagle of such requirement under Applicable Laws, shall submit any proposed communication to Eagle for prior approval or, if not practicable or legally permitted, shall provide Eagle with a copy or summary thereof as soon as reasonably practicable thereafter.
IV.3Development Diligence. Eagle, directly and/or through its Affiliates or Sublicensees, shall use Commercially Reasonable Efforts to Develop the Licensed Products in the Field in the Territory.
(a)Diligence Milestones. Eagle, directly and/or through its Affiliates or Sublicensees, shall adhere to the following Development milestones:
(i)Milestone A: [***].
(ii)Milestone B: [***].
IV.4Development Reports. At least [***] prior to the regularly scheduled JDC meetings, Eagle will provide to Combioxin a written update summarizing the material Development activities conducted by Eagle during the period since the last JDC meeting, and anticipated to be conducted by Eagle in the following [***] period, with respect to the Development of Licensed Products in the Territory, including any material interactions with Regulatory Authorities. Upon reasonable request from time to time, Eagle will use good faith efforts to apprise Combioxin of material events with respect to the Development of Licensed Products, as mutually agreed at the time.

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IV.5Transition of Development and Regulatory Activities. Combioxin shall cooperate fully and use diligent efforts to effect a prompt, smooth and orderly transition of all Development and regulatory activities with respect to the Licensed Products to Eagle or its designee, as reasonably requested by Eagle, including the assignment of all Regulatory Filings for the Licensed Products in the Territory existing as of the Effective Date. To the extent reasonably requested by Eagle, Combioxin shall fully assist and cooperate with Eagle in connection with Eagle’s preparation of filings, reports, responding to questions and other communications with Regulatory Authorities to the extent the same pertain to activities conducted by or on behalf of Combioxin or its licensors with respect to any Licensed Product prior to the Effective Date. For clarity, [***].
IV.6Manufacturing. Eagle directly and/or through its Affiliates and/or one or more Third Parties, including a designated contract manufacturer, shall have the sole and exclusive right and responsibility, at its cost, for Manufacturing Licensed Products for clinical and commercial use in the Territory. Combioxin shall cooperate fully and use diligent efforts to effect a prompt, smooth and orderly transition of the Manufacture and supply of Licensed Products to Eagle or its designee, including the following:
(a)Arrangements with Prior CMO and Contractors: Upon Eagle’s request, Combioxin shall (i) provide contact information for any manufacturer(s) or supplier(s) used by or on behalf of Combioxin with respect to the Licensed Products, and (ii) upon request by Eagle, fully cooperate and use diligent efforts [***] with respect to or in support of the Manufacture and supply of the Licensed Product(s), for use in the Development or Commercialization activities hereunder. Without limiting the foregoing Combioxin shall provide all necessary authorizations to permit the manufacturers and suppliers to use any Licensed Know-How in such entity’s possession, including the Manufacturing Process, for the benefit of Eagle.
(b)Manufacturing Process Transfer: Promptly following the Effective Date and in any event no later than [***] thereafter, Combioxin shall, [***], promptly disclose to Eagle or its designee, such Licensed Know-How as is reasonably necessary or useful for the Manufacture of Licensed Products, including the manufacturing portions of any existing Regulatory Filings, in each case to the extent not previously provided to Eagle in accordance with the manufacturing technology transfer plan set forth on Exhibit 2.4.
(c)Transition Costs. Combioxin shall provide all such assistance without charge, provided that in the event that a Licensed Product is being Manufactured for Combioxin by a Third Party and Eagle requests the technical assistance of such Third Party manufacturer in connection with such transfer, or the assistance of such Third Party manufacturer is necessary to effectuate such transfer, Eagle agrees to reimburse Combioxin for all amounts paid to such Third Party for such technical assistance rendered to Eagle under this Section 4.6. [***].
IV.7Assignment of Agreements. Promptly following the Effective Date, Combioxin shall assign to Eagle those agreements with Third Parties listed on Exhibit 4.7.
IV.8Commercialization. As between the Parties and for the Term of this Agreement, Eagle shall have the exclusive right to conduct, and be solely responsible for all aspects of, the Commercialization of Licensed Products in the Field in the Territory, including: [***] As between

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the Parties, Eagle shall bear all of its costs and expenses incurred in connection with such Commercialization activities.
IV.9Commercial Diligence. Eagle shall use Commercially Reasonable Efforts to Commercialize each Licensed Product for which it has obtained Regulatory Approval in the Territory. Eagle shall, and shall cause its Affiliates and Sublicensees to, comply with all Applicable Law and GMP with respect to the Commercialization and Manufacturing of the Licensed Products.
IV.10Product Trademarks. As between the Parties, Eagle shall have the sole and exclusive right to determine and own the trademarks to be used with respect to the Commercialization of the Licensed Products in the Field in the Territory, which branding may vary by country and Licensed Product. Eagle may, directly or through one or more Affiliates or Third Parties, register, maintain, enforce and defend such trademarks in the Territory, where and how it determines appropriate.
IV.11Subcontracting. Eagle may subcontract with a Third Party to perform any or all of its obligations hereunder, provided that no such permitted subcontracting shall relieve Eagle of any liability or obligation hereunder.
ARTICLE V
PAYMENTS
V.1Upfront Payment. Eagle shall pay to Combioxin a one-time, non-refundable, non-creditable upfront payment of ten million U.S. dollars ($10,000,000) within [***] following the Effective Date in accordance with the payment provisions of ARTICLE VI.
V.2Development Milestone Payments.
(a)Development Milestone Payments. Eagle shall pay to Combioxin the one-time milestone payments set forth below following the first achievement by Eagle, and/or any of its Affiliates or Sublicensees, of the corresponding milestone events defined below with respect to the first Licensed Product to achieve such event (each, a “Development Milestone Payment” and “Development Milestone Event,” respectively). The Development Milestone Payments shall be payable in accordance with the payment provisions in ARTICLE VI and following receipt of the relevant invoice from Combioxin as further described in Section 5.2(c).

No.	Development Milestone Event	Payment
1	[***]	[***]
2	[***]	[***]
	Total	[***]
(b)One-Time Payments. Each Development Milestone Payment is payable one time only, regardless of the number of times the corresponding event is achieved by a Licensed

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Product and regardless of the number of Licensed Products to achieve such Development Milestone Event. Accordingly, in no event shall the aggregate amount to be paid to Combioxin pursuant to this Section 5.2 exceed [***] with respect to the achievement of all Development Milestone Events for all Licensed Products.
(c)Reports and Payments. Eagle shall notify Combioxin in writing within [***] after the achievement of each Development Milestone Event set out in Section 5.2(a) by Eagle, or any of its Affiliates, and in the case of Sublicensees, within [***] after such Development Milestone Event is achieved by such Sublicensee. Based on this notice, Combioxin shall then issue and send to Eagle the invoice for the appropriate Development Milestone Payment, which shall be paid by Eagle within [***] of receipt of such invoice.
V.3Sales Milestone Payments.
(a)Sales Milestone Payments. Eagle shall pay to Combioxin the one-time sales milestone payments set out below when cumulative Net Sales of all Licensed Products (combined) in the Territory since the First Commercial Sale (“Total Net Sales”) reach the respective thresholds (each, a “Sales Milestone Payment” and a “Sales Milestone Event,” respectively), in accordance with this Section 5.3 and the payment provisions in ARTICLE VI and following receipt of the relevant invoice from Combioxin as further described in Section 5.3(c).

No.	Sales Milestone Event	Payment
1	Total Net Sales equals [***]	[***]
2	Total Net Sales equals [***]	[***]
3	Total Net Sales equals [***]	[***]
	Total	[***]
(b)One-Time Payments. Each of the foregoing Sales Milestone Payments shall be paid no more than once. In no event shall the aggregate amount to be paid to Combioxin pursuant to this Section 5.3 exceed [***].
(c)Reports and Payments. Eagle shall notify Combioxin in writing within [***] after the achievement of each Sales Milestone Event set out in Section 5.3(a). Based on this notice, Combioxin shall then issue and send to Eagle the invoice for the appropriate Sales Milestone Payment, which shall be paid by Eagle within [***] of receipt of such invoice.
V.4Royalty Payments.
(a)Base Royalties. Subject to the terms and conditions of this Agreement, in consideration for the rights and licenses granted under this Agreement, Eagle shall pay to Combioxin the following royalties on Net Sales of Licensed Products by Eagle and its Affiliates (but not Sublicensees), in accordance with this Section 5.4 and the payment provisions in ARTICLE VI, equal to the following percentages of such Net Sales:

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Total Net Sales of Licensed Product by Eagle and its Affiliates (but not Sublicensees)	Royalty Rate
Total Net Sales of Licensed Products equal to or less than [***]	[***]
Total Net Sales of Licensed Products greater than [***] but equal to or less than [***]	[***]
Total Net Sales of Licensed Products greater than [***] but equal to or less than [***]	[***]
Total Net Sales of Licensed Products greater than [***]	[***]
(b)Royalty Term. Eagle’s obligation to pay royalties under this Section 5.4 shall continue with respect to sales of Licensed Products on a country-by-country and Licensed Product-by-Licensed Product basis until the date which is the later of: (a) expiration of the last to expire Valid Claim of a Program Patent Right Covering the Licensed Product in the country for which such Licensed Product is sold; or (b) [***] after the First Commercial Sale of the first Licensed Product in such country (“Royalty Term”). After the expiration of the applicable Royalty Term with respect to a Licensed Product in a country, no further royalties shall be due with respect to such Licensed Product in such country and the licenses and rights granted by Combioxin to Eagle under this Agreement with respect to such Licensed Product in such country will become fully paid-up, royalty-free, perpetual and irrevocable (except as otherwise expressly set forth in Section 5.5).
(c)Royalty Adjustments.
(i)Third Party Payments. If Eagle, its Affiliate or Sublicensee becomes obligated to make payment to a Third Party [***] (“Third Party Payments”), Eagle may [***] of the amount payable to each such Third Party from the amounts payable to Combioxin under this ARTICLE V; provided that such deduction shall not reduce the amounts so payable to Combioxin to [***] of the amount that would otherwise be due hereunder. Eagle may carry forward to subsequent calendar quarters any deductions that it was not able to deduct as a result of the foregoing proviso. For the avoidance of doubt, if Eagle elects to develop or use a Third Party intellectual property right solely for the Manufacture, use or sale of an Other Product that is part of a Combination Product, then no royalty adjustment shall be applied pursuant to this Section 5.4(c)(i).
(ii)Valid Claim Coverage. If the Licensed Product is not Covered by a Valid Claim of a Licensed Patent Right in the country for which such Licensed Product is sold, the royalty payable by Eagle with respect to such Licensed Product in such country shall be reduced [***] of the amount otherwise payable pursuant to this Section 5.4. Notwithstanding the foregoing, the reduction in this Section 5.4(c)(ii) shall not apply with respect to a Licensed Product in a calendar quarter in a particular country if a reduction is made under Section 5.4(c)(iii) below for such Licensed Product in such quarter in such country.

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(iii)Generic Products. If, in any country in the Territory during the Royalty Term for a Licensed Product, Generic Products to such Licensed Product are sold by any Third Party that is not a Sublicensee, and the aggregated (all package sizes) sales turnover of the Licensed Product in such country (measured in unit sales) is [***] of the aggregated sales volume of such Licensed Product for the [***] immediately prior to the launch of the Generic Product in such country, then the then-applicable royalty rates (i.e., as set forth in Section 5.4(a) and as such royalties may have been further reduced pursuant to Section 5.4(c)) for such calendar quarter for Licensed Product sold in such country will be reduced [***] of the royalty rates then applicable. If, in any country in the Territory during the Royalty Term for a Licensed Product, Generic Products to such Licensed Product are sold by any Third Party that is not a Sublicensee, and the aggregated (all package sizes) sales turnover of the License Product in such country (measured in unit sales) is [***] of the aggregated sales volume of such Licensed Product for the [***] immediately prior to the launch of the Generic Product in such country, then the then-applicable royalty rates (i.e., as set forth in Section 5.4(a) and as such royalties may have been further reduced pursuant to Section 5.4(c)) for such calendar quarter for Licensed Product sold in such country will be reduced [***] of the royalty rates then applicable. All such determinations of unit sales shall be based upon a mutually acceptable calculation method using market share data provided by a reputable and mutually agreed upon provider, [***].
(iv)One Royalty. No more than one royalty payment shall be due under this Agreement with respect to a sale of a particular Licensed Product (e.g., even if such Licensed Product is Covered by multiple Valid Claims or multiple Licensed Patent Rights).
(d)Royalty Reports. Commencing with the calendar quarter in which the First Commercial Sale of a Licensed Product occurs in the Territory or Eagle first receives a Sublicensee Payment, Eagle shall deliver to Combioxin a report (each, a “Royalty Report”) setting out the following details as reasonably necessary to calculate the payments due under this Section 5.4:
(i)[***];
(ii)[***];
(iii)[***];
(iv)[***]; and
(v)[***].
Royalty Reports shall be due [***] following the end of each such calendar quarter during the term of this Agreement. Promptly following the delivery of the applicable Royalty Report, Combioxin will invoice Eagle for the royalties due to Combioxin under Section 5.4 above with respect to the Net Sales in the Territory in such calendar quarter and the share of Sublicensee Payments due to Combioxin under Section 5.5 below with respect to such calendar quarter. Eagle shall pay such amounts to Combioxin within [***] following Eagle’s receipt of such invoice.
V.5Sublicensees.

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(a)Sales by Sublicensees. Eagle shall pay to Combioxin [***] of all Sublicensee Payments. Notwithstanding the foregoing, regardless of the actual royalty rate set forth in the applicable sublicense agreement with a Sublicensee, Combioxin’s share of any Sublicensee Payments that constitute a royalty on Net Sales of a Licensed Product shall not be less than [***] or greater than [***] of the Net Sales of such Sublicensee of such Licensed Product. For example, [***].
(b)Termination of Royalty-Based Sublicensee Payments. Notwithstanding the forgoing Section 5.5(a), on a country-by-country and Licensed Product-by-Licensed Product basis, in the event that Combioxin does not owe a royalty payment to the [***] pursuant to Section 3.1(b) of the Upstream Agreement with respect to a particular Licensed Product in a particular country, then the minimum royalty rate set forth in Section 5.5(a) shall no longer apply.
ARTICLE VI
PAYMENTS; BOOKS AND RECORDS
VI.1Payment Method; Currency Conversion. All amounts specified in this Agreement are in U.S. Dollars, and all cash payments under this Agreement shall be paid in U.S. Dollars. As applicable, Net Sales and any royalty reductions incurred in other currencies will be translated into U.S. Dollars in the manner used by Eagle from time to time in the preparation of its audited financial statements for external reporting purposes. All payments under this Agreement will be paid in U.S. Dollars by wire transfer to an account designated by Combioxin (which account Combioxin may update from time to time in writing, subject to Eagle’s reasonable confirmation). If at any time legal restrictions prevent the prompt remittance of any royalties or other amounts with respect to any country where Licensed Products are sold, Eagle shall have the right, at its option, to make such payments by depositing, or causing to be deposited, the amount of such payments in local currency to Combioxin’s account in a bank or other depository designated by Combioxin in such country.
VI.2Withholding Taxes. Notwithstanding any other provision of this Agreement, Eagle shall be entitled to deduct and withhold from any payments such amounts as it is required to deduct and withhold pursuant to any tax laws of any jurisdiction or any regulation of any taxing authority thereof. To the extent such amounts are deducted, withheld and paid by or on behalf of Eagle to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to Combioxin. Eagle shall provide Combioxin with official receipts issued by the appropriate governmental agency to Eagle. Each Party shall provide to the other Party such assistance as may be reasonably requested in connection with any application to qualify for the benefit of a reduced rate of withholding taxation, under the terms of any income tax treaty between the United States and other jurisdictions, in particular under the terms of the existing tax treaty between the United States and Switzerland.
If Eagle assigns this Agreement as per Section 14.8 or moves its business operations out of the US, or if Eagle is acquired by a company outside the US, then any negative withholding taxes consequences shall be fully and solely be compensated by Eagle.
VI.3Late Payments. In the event that any undisputed amount payable by Eagle to Combioxin hereunder is not made when due, such outstanding payment shall accrue interest, to the

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extent permitted by Applicable Law, at an annual rate of [***], computed from the date such payment was due until the date Eagle makes the payment.
VI.4Records. Eagle and its Affiliates shall keep complete and accurate books of account and records in reasonably sufficient detail to enable the amounts payable under this Agreement to be determined. Such books and records shall be kept at the principal place of business of Eagle, its Affiliate or Sublicensee, as the case may be, for at least [***] following the end of the calendar year to which such books and records pertain.
VI.5Audits.
(a)Audit Rights. Upon at least [***] prior written notice from Combioxin, Eagle shall permit, and shall require its Affiliates and use reasonable efforts to require its Sublicensees, to permit, an independent certified public accounting firm of nationally recognized standing, selected by Combioxin and reasonably acceptable to Eagle, to have access during normal business hours to such books of account and records of Eagle, and its Affiliates and Sublicensees, at such Person’s principal place of business, as may be reasonably necessary to verify the accuracy of the reports provided by Eagle pursuant to Section 5.4(d). Such audits may not (i) be conducted for any calendar year ending more than [***] prior to the date of such request, (ii) be conducted more than [***] in any calendar year or (iii) [***].
(b)Audit Results. Combioxin shall require the independent accountant to provide to Eagle an audit report containing its conclusions regarding any audit, and specifying whether the amounts paid were correct or, if incorrect, the amount of any underpayment or overpayment. The independent accountant shall provide to Eagle a preliminary copy of its audit report and shall discuss with Eagle any issues or discrepancies that Eagle identifies, prior to submission to Combioxin. If such audit establishes that additional royalties and/or Sales Milestones Payments are properly owed to Combioxin in accordance with this Agreement during the period covered by any audit pursuant to Section 6.5(a), Eagle shall remit to Combioxin within [***] of the date on which Combioxin delivers to Eagle an invoice for such amounts: (i) the amount of such additional royalties and/or Development Milestone Payments or Sales Milestone Payments; and (ii) interest on such amount which shall be calculated pursuant to Section 6.3. In the event such audit establishes that amounts were overpaid by Eagle during such period, the amount of such overpayment shall be credited to Eagles next payments and Combioxin will include such amount in the next invoice issued in accordance with this Agreement. The fees charged by the independent accountant in connection with any audit pursuant to this Section 6.5 shall be paid by Combioxin; provided, however, that if a discrepancy in favor of Combioxin of more than [***] of the payments due hereunder for the period being audited (a “Material Underpayment”) is established, then Eagle shall pay the reasonable fees and expenses charged by such accounting firm in connection with such audit.
(c)Confidential Financial Information; Other Matters. Combioxin shall treat all financial information subject to review under this ARTICLE VI as the Confidential Information of Eagle in accordance with Section 7.1. Any such auditor appointed by Combioxin shall enter into a confidentiality agreement with Eagle and shall not disclose or use Eagle’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports

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furnished by Eagle or the amount of payments due by Eagle to Combioxin under this Agreement. If Eagle is unable to obtain from any Sublicensee a right for Combioxin to audit the books of account and records of such Sublicensee, Eagle shall obtain the right to inspect and audit such Sublicensee’s books and records for itself and shall exercise such audit rights on behalf and at the expense of Combioxin upon Combioxin’s written request and disclose the results of any such audit to Combioxin in accordance with Section 6.5(b). Combioxin shall be responsible for the costs incurred by Eagle with respect to such audit and inspection, provided that if such audit establishes a Material Underpayment, Eagle shall reimburse Combioxin for the costs so paid by Combioxin to Eagle with respect to such audit.
ARTICLE VII
CONFIDENTIALITY
VII.1Confidential Information. Except to the extent expressly authorized by this Agreement, each Party agrees that, during the term of this Agreement, and for [***] thereafter, such Party (the “Receiving Party”) shall keep confidential, and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement or in the exercise of rights granted to it hereunder, any information furnished to it by or on behalf of the other Party (the “Disclosing Party”) pursuant to this Agreement that is marked or otherwise identified as confidential or proprietary at the time of disclosure or is disclosed in such a manner or is of such a nature that a reasonable person would understand such information to be confidential or proprietary, independent of whether such information was shared in writing, orally, electronically or any other form tangible or intangible form (collectively, “Confidential Information”). The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to prevent unauthorized access, use and disclosure of the Disclosing Party’s Confidential Information and to ensure that its, and its Affiliates’, employees, agents, consultants, other representatives (“Representatives”) do not disclose, except as otherwise expressly permitted under this Agreement, or make any unauthorized use of, the Disclosing Party’s Confidential Information. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or unauthorized disclosure of the Disclosing Party’s Confidential Information. For purposes of this Agreement, the terms of this Agreement and the Licensed Know-How (to the extent such Licensed Know-How is related to the Licensed Products) shall be deemed the Confidential Information of both Eagle and Combioxin.
VII.2Exceptions. Confidential Information of a Disclosing Party shall not include any information to the extent that such information (which the Receiving Party can prove by competent written evidence): (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party in breach of this Agreement, generally known or available to the public; (b) is lawfully known by the Receiving Party or any of its Affiliates (to the extent such Receiving Party or Affiliate has the right to use and disclose such information) at the time of receiving such information from the Disclosing Party; (c) is hereafter furnished to the Receiving Party or any of its Affiliates by a Third Party who has a legal right to make such disclosure and who did not obtain such information directly or indirectly from the Receiving Party (to the extent such Receiving Party or Affiliate has the right to use and disclose such information); or (d) is independently discovered or developed by the Receiving Party or any of its Affiliates, without the use of or reference to Confidential Information of the Disclosing Party.

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VII.3Authorized Disclosure. Notwithstanding the provisions of Section 7.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:
(a)In the case of either Party as the Receiving Party:
(i)enforcing such Party’s rights or performing its obligations under this Agreement;
(ii)prosecuting or defending litigation as permitted by this Agreement;
(iii)such disclosure is reasonably necessary to its employees, agents, consultants, contractors, licensees or Sublicensees on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under this Agreement; provided that in each case, the disclosees are bound by obligations of confidentiality and non-use consistent with those contained in this Agreement;
(iv)such disclosure is necessary to comply with Applicable Laws, including regulations promulgated by applicable security exchanges, court order, administrative subpoena or order; provided in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to this subparagraph 7.3(a)(iii), it will, except where legally prohibited, (i) give reasonable advance notice to the Disclosing Party of such disclosure, (ii) use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, and (iii) in the case of disclosures under this subparagraph 7.3(a), cooperate with any efforts by the Disclosing Party, at the Disclosing Party’s request and expense, to prevent or limit disclosure of such Confidential Information; or
(v)disclosure to Third Parties in connection with due diligence or similar investigations, and disclosure to any bona fide potential or actual investor, acquiror or merger partner for the sole purpose of evaluating an actual or potential investment, acquisition or merger; provided that in connection with such disclosure, such Party shall inform each disclosee of the confidential nature of such Confidential Information and ensure that any such Third Party agrees to be bound by obligations of confidentiality and non-use similar to those contained in this Agreement.
(b)In the case of Eagle as the Receiving Party:
(i)[***];
(ii)[***]; and
(iii)[***].
(c)In the case of Combioxin as the Receiving Party in case of a termination of this Agreement and return of any Licensed Know-How, Licensed Product and Licensed Patent

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Rights to Combioxin in accordance with Section 10.3, Section 10.4 and Section 10.5 that includes Eagle Confidential Information:
(i)[***];
(ii)[***]; and
(iii)[***].
(d)Each Party shall be responsible for any breaches of confidentiality by any of its Affiliates, subcontractors, Representatives, advisors and Third Parties to whom it discloses Confidential Information pursuant to Section 7.3.
VII.4Confidential Disclosure of Terms. The Parties agree that the terms of this Agreement are the Confidential Information of both Parties that a Party shall not disclose to any Third Party without the prior written consent of the other Party hereto, except as permitted under Section 7.2 or 7.3 above, and notwithstanding the foregoing, each Party may disclose the existence and/or terms of this Agreement to [***] on a reasonable need to know basis, in each case under circumstances that reasonably protect the confidentiality thereof.
VII.5Publications. As between the Parties, from and after the Effective Date until termination, Eagle shall have the sole and exclusive right to publish and present the results of any Development activities with respect to Licensed Products and may further publish and disclose the results of any Clinical Study and other Data included in the Licensed Know-How.
VII.6Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any public communication without the prior written consent of the other Party. The restrictions imposed by this Section 7.6 shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the Disclosing Party’s counsel, is required by Applicable Law; provided such Party shall submit the proposed disclosure identifying the other Party in writing to the other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment thereon.
VII.7Press Releases.
(a)The Parties have mutually approved a joint press release attached hereto as Exhibit 7.7 with respect to this Agreement to be published on the Effective Date or immediately thereafter. Each Party agrees not to issue any other press release or other public statement, whether oral or written, disclosing the terms hereof or any of the activities conducted hereunder without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), except as permitted under Section 7.3(a) above. Notwithstanding the foregoing, after release of a press release in accordance with this Section 7.7(a), either Party may disclose to Third Parties the information contained in such press release without further consent.

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(b)For clarity, Eagle shall have the right to issue subsequent press releases or other public statements pertaining to the activities conducted hereunder. For avoidance of doubt, Eagle shall have the right to publicly disclose without Combioxin’s prior written consent: [***].
(c)Eagle shall have the right to hold an investors’ day following the issue of the joint press release and to discuss matters pertaining to this Agreement during that investors’ day, provided that Eagle shall comply with its confidentiality obligations hereunder in relation to that investors’ day.
VII.8Prior Non-Disclosure Agreements. This Agreement supersedes the Confidentiality and Nondisclosure Agreement between Eagle and Combioxin effective as of [***] (“Prior CDA”) regarding the subject matter of this Agreement. All information exchanged between the Parties under the Prior CDA shall be deemed to have been disclosed under this Agreement on a going-forward basis and shall be subject to the terms of this ARTICLE VII as of the Effective Date.
VII.9Trade Secrets. Eagle acknowledges that Combioxin may transfer trade secrets to Eagle in connection with this Agreement. Combioxin shall take all steps reasonably necessary to maintain such information as a trade secret for an indefinite period, notwithstanding Section 7.3. Such trade secrets may only be used by Eagle as expressly set forth in this Agreement.
ARTICLE VIII
PATENT PROSECUTION AND ENFORCEMENT
VIII.1Ownership of Inventions. Inventorship of inventions shall be determined in accordance with the rules of inventorship under U.S. patent laws. As between the Parties, Eagle (or its Affiliate) shall solely own all inventions made solely by Eagle personnel, and Combioxin (or its Affiliate) shall solely own all inventions made solely by personnel of Combioxin. The Parties (or their respective Affiliates) shall jointly own all inventions made jointly by personnel of both Eagle and Combioxin; provided that, subject to the rights and licenses granted under and the restrictions set forth in this Agreement, [***].
VIII.2Patent Prosecution and Maintenance.
(a)Eagle Prosecution and Maintenance. As between the Parties, Eagle shall, at its expense, have the first right, but not the obligation, to file, maintain and prosecute (particularly with respect to any Patent dispute) the Licensed Patent Rights throughout the Territory, including conducting any interferences, inter parte reviews, reexaminations, reissues, opposition, and other similar proceedings relating thereto. [***], Eagle shall keep Combioxin reasonably informed of progress with regard to the prosecution and maintenance of Licensed Patent Rights as set forth in this Section 8.2(a). Combioxin shall have the right to consult and review all material Patent filings in advance of any deadline, submission to or action with any patent office. Eagle shall furnish to Combioxin copies of all relevant drafts and documents of such material Licensed Patent Rights as reasonably as practicable in advance of such consultation for Combioxin’s review. Eagle shall provide to Combioxin copies of all patent office submissions and patent office correspondence relevant to such Licensed Patent Rights within [***] following submission or receipt thereof by Eagle. Eagle shall consider in good faith any reasonable and timely comments provided by Combioxin in connection with the prosecution and maintenance of such Licensed Patents Rights. At

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Eagle’s request, Combioxin shall reasonably cooperate with Eagle in the prosecution and maintenance of such Licensed Patent Rights. If Eagle desires to abandon or cease prosecution or maintenance of any such Licensed Patent Right in any country in the Territory in its entirety, Eagle shall provide written notice to Combioxin of such intention promptly after Eagle makes such determination, but in no event later than [***] prior to any final deadline that must be met in order to avoid such abandonment, and Combioxin shall have the right, but not the obligation, to assume responsibility for prosecution and maintenance of such Licensed Patent Right at its sole cost and expense. If Combioxin assumes responsibility for the prosecution and maintenance of any such Licensed Patent Rights, Combioxin shall similarly (i) consult with Eagle as to the prosecution and maintenance of such Licensed Patents Rights in the Territory reasonably prior to any deadline, submission to or action with any patent office, (ii) furnish to Eagle copies of all relevant drafts and documents reasonably in advance of such consultation, (iii) provide to Eagle copies of all patent office submissions and correspondence relevant to such Licensed Patent Rights within a reasonable amount of time following submission or receipt thereof by Combioxin, (iv) consider in good faith any reasonable and timely comments provided by Eagle in connection with the prosecution and maintenance of such Licensed Patent Rights, and (v) Eagle shall have the right to veto claim amendments and prosecution arguments to the extent such amendments or arguments are reasonably likely to result in a negative impact on Eagle’s prosecution and maintenance of other Patents that claim a License Product. Combioxin shall provide Eagle with an updated Exhibit 1.32 on [***] basis or more frequently upon Eagle’s reasonable request.
(b)Patent Term Extensions. Eagle shall have the sole right to obtain patent term extensions, supplementary protection certificates, and equivalents thereof with respect to any Licensed Product in the Field in the Territory, including with respect to any Licensed Patent Right in any country in the Territory, and Combioxin shall reasonably cooperate with Eagle in connection therewith.
VIII.3Enforcement.
(a)Enforcement Actions.
(i)In the event that either Party becomes aware of any patent nullity, invalidity or unenforceability actions, any declaratory judgment actions, or any actual or threatened infringement of any Licensed Patent Right, including any claims arising under the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417), as amended, or its equivalent in a country other than the United States, that Party shall promptly notify the other Party in writing. Eagle (itself or through a designee) shall have the first right, but not the obligation, to initiate proceedings or take other action it believes appropriate, at its own expense, to enforce or defend the Licensed Patent Rights with respect to any such activities involving or applicable to a Licensed Product (each, an “Enforcement Action”). If Eagle does not initiate proceedings within [***] from the date of Combioxin’s request that Eagle initiate such proceedings, (or in the event that written notice is received under any statute expediting litigation (e.g. Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417)) or any foreign counterparts of such law, within thirty (30) days of the date of such notice) or resolve the dispute, then Combioxin shall be entitled, but shall not be obliged, to initiate infringement proceedings or take other action it believes appropriate against such Third Party at its own expense.

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(ii)The Party conducting such Enforcement Action under this Section 8.3(a) shall have full control over its conduct, including settlement thereof; provided, however, that the Party conducting such Enforcement Action may not settle any such Enforcement Action, or make any admissions or assert any position in such Enforcement Action, in a manner that would materially adversely affect the validity of a Licensed Patent Right, without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. If one Party brings any suit, action or proceeding under this Section 8.3(a), the other Party agrees to be joined as party plaintiff if reasonably necessary to prosecute the suit, action or proceeding and to give the first Party authority to file, prosecute and control the suit, action or proceeding; provided, however, that such other Party shall in any case have the right to be represented by its own counsel at its cost and expense. In any event, the Parties shall assist one another and cooperate in any such litigation at the other’s reasonable request.
(iii)The Party initiating the Enforcement Action under Section 8.3(a) shall assume and pay all costs and expenses incurred by it with respect to such Enforcement Action, including fees and expenses of counsel selected by it.
(b)Recovery. Combioxin and Eagle shall each recover their respective actual out-of-pocket expenses (including attorneys’ fees), or equitable proportions thereof, associated with any Enforcement Action against infringers undertaken pursuant to Section 8.3(a) from any resulting amount received by award of a court of competent jurisdiction. Any excess amount of such a recovery shall (i) be retained [***]; or (ii) otherwise retained by [***].
VIII.4Third Party Infringement Claims. If the production, sale, importation, or use of any Licensed Product in any country of the Territory pursuant to this Agreement results in a claim, suit or proceeding alleging patent or other intellectual property infringement against Combioxin or Eagle (or their respective Affiliates, or Sublicensees) (collectively, “Infringement Actions”), such Party shall promptly notify the other Party hereto in writing. Eagle shall have the right to direct and control the defense thereof, at its own expense (subject to Combioxin’s indemnification obligations set forth in Section 12.2) with counsel of its choice. Eagle shall keep Combioxin reasonably informed of all material developments in connection with any such Infringement Action. Eagle may treat any out-of-pocket costs incurred in connection with such Infringement Action, including reasonable attorneys’ fees, damages and other liabilities that are part of any final judgment, and any amounts paid by Eagle in a settlement of the Infringement Action as Third Party Payments under Section 5.4(c)(i) above.
ARTICLE IX
TERM AND TERMINATION
IX.1Term. This Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to Section 9.2, Section 9.3, Section 9.4 or Section 9.5, shall continue in full force and effect until the expiration of the last to expire Royalty Term (“Term”).
IX.2Termination for Material Breach. If either Party materially breaches this Agreement at any time, the non-breaching Party shall have the right to terminate this Agreement by written notice to the breaching Party, if such material breach is not cured within [***] after written

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notice is given by the non-breaching Party to the breaching Party specifying the breach, subject to Section 13.2 below. Notwithstanding the foregoing, to the extent any material breach is limited to a particular country, then the non-breach Party shall only have the right to terminate this Agreement with respect to such country.
IX.3Termination for Bankruptcy. Either Party shall have the right to terminate this Agreement upon written notice to the other Party: (a) if such other Party is declared insolvent or bankrupt by a court of competent jurisdiction; (b) if a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against such other Party and such petition is not dismissed within [***] after filing; (c) if such other Party shall make or execute an assignment of substantially all of its assets for the benefit of creditors; or (d) substantially all of the assets of such other Party are seized or attached and not released within [***] thereafter.
IX.4Termination by Eagle. Eagle shall have the right to terminate this Agreement, in its entirety or on a country-by-country basis or Licensed Product-by-Licensed Product basis, for convenience, without cause, and for any or no reason prior to the First Commercial Sale of the first Licensed Product on not less than ninety (90) days’ prior written notice to Combioxin, and thereafter, on not less than one hundred and eighty (180) days’ prior written notice to Combioxin.
IX.5Termination by Combioxin. Combioxin shall have the right to terminate this Agreement in its entirety or on a country-by-country basis, for cause in case of:
(a)failure to achieve the Development Milestone A with prior written notice of [***]; and
(b)failure to achieve Development Milestone B, [***] prior written notice.
ARTICLE X
EFFECT OF TERMINATION
X.1Accrued Obligations. The expiration or termination of this Agreement for any reason shall not release either Party from any liability which, at the time of such expiration or termination, has already accrued to the other Party prior to such expiration or termination, nor will any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, or at law or in equity, with respect to any breach of this Agreement that occurred prior to such expiration or termination.
X.2Return of Confidential Information. Within [***] after the Effective Date of any such termination, each Party shall promptly return to the other Party, or delete or destroy, all Confidential Information of the other Party; provided that (i) each Party may retain copies of the Confidential Information of the other Party to the extent necessary to perform its obligations or exercise its rights that survive expiration or termination of this Agreement; (ii) each Party may retain one copy of the Confidential Information of the other Party [***]. Upon any termination of this Agreement by either Party under Section 9.2 or 9.3, by Eagle under Section 9.4, or by Combioxin under Section 9.5, Confidential Information comprising Licensed Know-How shall cease to be Confidential Information of Eagle, and thereafter shall be Confidential Information solely of Combioxin.

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X.3Cease of use. Upon termination, independent of its cause, Eagle shall immediately cease to use the Licensed Know-How, Licensed Product and Licensed Patent Rights except where such further use is necessary to ensure patient safety until such safety obligations are assumed by Combioxin.
X.4Reversion of Rights. All rights and licenses granted to Eagle under this Agreement shall terminate and revert to Combioxin, provided that if this Agreement is only terminated with respect to one or more countries, only the rights and licenses with respect to such country or countries shall terminate and revert to Combioxin.
X.5Consequences of Termination. In the event this Agreement is not terminated in its entirety, but rather is terminated on a country-by-country basis or Licensed Product-by-Licensed Product basis, then, notwithstanding anything to the contrary in this Section 10.5, the consequences of termination described herein shall only apply to such terminated country or terminated Licensed Product, and this Agreement shall remain in full force and effect with respect to all countries other than such terminated country or terminated Licensed Product, as applicable. In the event of a termination of this Agreement prior to the end of the Term,
(a)[***];
(b)[***];
(c)[***];
(d)[***];
(e)[***];
(f)[***];
(g)[***]; and
(h)[***].
X.6Survival. Upon the expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate except that [***] shall survive expiration or any termination of this Agreement.
ARTICLE XI
REPRESENTATIONS, WARRANTIES AND COVENANTS
XI.1Representations, Warranties and Covenants of Combioxin. Combioxin represents, warrants and covenants to Eagle that, as of the Effective Date:
(a)Combioxin is a corporation duly organized, validly existing and is in good standing under the laws of Switzerland, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its

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properties requires such qualification and failure to have such would prevent Combioxin from performing its obligations under this Agreement;
(b)this Agreement is a legal and valid obligation binding upon Combioxin and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Combioxin have been duly authorized by all necessary corporate action and do not and will not: (i) violate any law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over Combioxin; nor (ii) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which Combioxin is a party or by which it is bound;
(c)Combioxin is the sole owner or otherwise has sufficient legal title and/or beneficial title or ownership or license with respect to the Licensed Patent Rights and the Licensed Know-How and has the full right and authority to grant the rights and licenses with respect to the Licensed Patent Rights and Licensed Know-How, without limitation or restriction;
(d)Combioxin hereby covenants that it shall not, during the Term, without the prior written approval of Eagle, (i) amend any provision of the Upstream Agreement that would adversely impact Eagle’s rights under this Agreement, or (ii) assign (except an assignment to a party to which this Agreement has been assigned as permitted under Section 14.8 or to any Affiliate), in whole or in part, the Upstream Agreement in any manner that would adversely impact Eagle’s rights under this Agreement, in each case, without the prior written consent of Eagle;
(e)Combioxin has provided Eagle with a true and correct copy (as of the Effective Date) of the Upstream Agreement in effect as of the Effective Date. Combioxin and its Affiliates are not in breach of the Upstream Agreement and the [***] has not threatened to terminate or otherwise allege any breach under the Upstream Agreement;
(f)The Licensed Know-How includes, to Combioxin’s knowledge, all proprietary aspects of the Manufacturing Process and CMC Data, and is sufficient for Eagle, its designees and Sublicensees to Manufacture the Licensed Products, in the same manner has they have been Manufactured prior to the Effective Date;
(g)Exhibit 1.32 sets forth a true and complete list of all Patents owned by Combioxin or its Affiliates as of the Effective Date that Cover the Licensed Products, and Combioxin has the full right and authority to grant to Eagle the right to make, use, sell, offer to sell, import, sublicense and otherwise exploit worldwide, all of the Patents described in Exhibit 1.32, and to prosecute and enforce such Patents in accordance with ARTICLE VIII above;
(h)Exhibit 4.7 sets forth all contracts entered into by Combioxin or its Affiliate prior to the Effective Date that could, to Combioxin’s knowledge, pertain to Licensed Products, Licensed Patent Rights or Licensed Know-How after the Effective Date.
(i)Combioxin has not previously granted and will not grant any right, license or interest in or to a Licensed Product, Licensed Know-How and/or Licensed Patent Rights, or any portion thereof, that is in conflict with, limits or derogates from the rights or licenses granted to Eagle under this Agreement;

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(j)the Licensed Patent Rights and the Licensed Know-How are free and clear of all liens, claims, security interests or other encumbrances of any kind and during the term of this Agreement, Combioxin shall not permit the Licensed Patent Rights or the Licensed Know-How to become encumbered by any liens, claims, security interests or other encumbrances that could diminish Eagle’s rights or licenses with respect to any Patent or other subject matter;
(k)to Combioxin’s knowledge, there are no actual, pending, alleged or threatened actions, suits, claims, interference or governmental investigations involving a Licensed Product, the Licensed Patent Rights or the Licensed Know-How by or against Combioxin, or any of its Affiliates or other licensees;
(l)all necessary consents, approvals and authorizations of all Regulatory Authorities, other Governmental Authorities and other persons or entities required to be obtained by Combioxin in order to enter into this Agreement have been obtained for the Licensed Product at its current stage of development;
(m)to Combioxin’s knowledge, the practice of the Licensed Patent Rights or the Licensed Know-How and the making, using, selling, offering for sale and importing of any Licensed Product does not infringe, violate or misappropriate the intellectual property rights of any Third Party;
(n)Combioxin has not received notice from a Third Party claiming that the practice of the Licensed Patent Rights or the Licensed Know-How or the making, using, selling, offering for sale and importing of a Licensed Product infringes, violates or misappropriates the intellectual property rights of any Third Party;
(o)Combioxin has not knowingly withheld any Licensed Know-How that is reasonably relevant for Eagle’s conduct of activities under this Agreement and, to Combioxin’s knowledge, all Licensed Know-How provided to Eagle is free from any material inaccuracies;
(p)Combioxin has disclosed to Eagle all information relating to the safety and efficacy of the Licensed Product known to it or its Affiliates;
(q)to Combioxin’s knowledge, there is no actual, pending, alleged or threatened infringement by a Third Party of any of the Licensed Patent Rights or the Licensed Know-How;
(r)Combioxin has complied with all Applicable Laws in all material respects, including any disclosure requirements, in connection with the filing, prosecution and maintenance of the Licensed Patent Rights and, to Combioxin’s knowledge, none of the issued Licensed Patent Rights are invalid or unenforceable;
(s)the Licensed Patent Rights and Licensed Know-How are not subject to any funding agreement with any government or Governmental Authority;
(t)Combioxin has [***];
(u)Combioxin has [***];

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(v)[***];
(w)to Combioxin’s knowledge, none of the materials and documents provided to Eagle in the course of Eagle’s due diligence preceding execution of this Agreement contained any untrue statement of material fact; and
(x)all Licensed Products Manufactured and delivered by or under the authority of Combioxin to Eagle pursuant to Section 2.4 of this Agreement, and that are identified as being “GMP” in Exhibit 2.4, were Manufactured and are as of the Effective Date in compliance with all Applicable Laws, GMP and any other applicable manufacturing standards.
XI.2Representations and Warranties of Eagle. Eagle represents and warrants to Combioxin that, as of the Effective Date:
(a)Eagle is a corporation duly organized, validly existing and is in good standing under the laws of the State of Delaware, U.S.A., is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent Eagle from performing its obligations under this Agreement;
(b)this Agreement is a legal and valid obligation binding upon Eagle and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Eagle have been duly authorized by all necessary corporate action and do not and will not: (i) violate any law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over Eagle; nor (ii) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which Eagle is a party or by which it is bound;
(c)all necessary consents, approvals and authorizations of all Regulatory Authorities, other Governmental Authorities and other persons or entities required to be obtained by Eagle in order to enter into this Agreement have been obtained;
(d)Eagle is not under any obligation, contractual or otherwise, to any Person that conflicts with the terms of this Agreement;
(e)Eagle and its Affiliates have never been, are not currently, and will not knowingly use in any capacity, in connection with the obligations to be performed under this Agreement, any Person who is or was, debarred under 21 U.S.C. §335a (a) or (b) or an equivalent Applicable Law.
XI.3Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

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ARTICLE XII
INDEMNIFICATION; RECALLS
XII.1Indemnification of Combioxin. Eagle shall indemnify and hold harmless each of Combioxin, its Affiliates, and the directors, officers, shareholders and employees of such entities and the successors and assigns of any of the foregoing (the “Combioxin Indemnitees”), from and against any and all liabilities, damages, penalties, fines, costs, expenses (including, reasonable attorneys’ fees and other expenses of litigation) (“Liabilities”) incurred by any Combioxin Indemnitee as a result of any claims, actions, suits or proceedings brought by a Third Party (a “Third Party Claim”) against a Combioxin Indemnitee, arising from, or occurring as a result of: (a) the Development, Manufacture or Commercialization of any Licensed Product by Eagle, its Affiliates or Sublicensees; (b) any breach of any representations or warranties by Eagle in ARTICLE XI above; and (c) any breach by Eagle or failure by Eagle to perform an agreement assigned to Eagle pursuant to Section 4.7, to the extent such breach or failure first arose after the date of such assignment; except to the extent such Third Party Claims fall within the scope of Combioxin’s indemnification obligations set forth in Section 12.2 below or result from the fault of a Combioxin Indemnitee.
XII.2Indemnification of Eagle. Combioxin shall indemnify and hold harmless each of Eagle, its Affiliates and Sublicensees and the directors, officers and employees of Eagle, its Affiliates and Sublicensees and the successors and assigns of any of the foregoing (the “Eagle Indemnitees”), from and against any and all Liabilities incurred by any Eagle Indemnitee as a result of any Third Party Claims against an Eagle Indemnitee, arising from, or occurring as a result of (a) the Development, Manufacture or Commercialization of any Licensed Product by Combioxin, its Affiliates or (sub)licensees prior to the Effective Date; (b) any breach of any representations, warranties or covenants by Combioxin in ARTICLE XI above, (c) any breach by Combioxin of the Upstream Agreement, and (d) any breach of or failure to perform an agreement assigned to Eagle pursuant to Section 4.7 above, to the extent such breach or failure occurred prior to such assignment; except to the extent such Third Party Claims fall within the scope of Eagle’s indemnification obligations set forth in Section 12.1 above or result from the fault of an Eagle Indemnitee.
XII.3Procedure. A Party that intends to claim indemnification under this ARTICLE XII (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any Third Party Claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof, except as set forth in Section 8.4. The indemnity arrangement in this Section 12.3 shall not apply to amounts paid in settlement of any action with respect to a Third Party Claim, if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section 12.3, but the omission to so deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may have to any Indemnitee otherwise than under this Section 12.3. The Indemnitee under this Section 12.3 shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Third Party Claim covered by this indemnification.

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XII.4Recalls. For the Term of this Agreement, Eagle shall solely be responsible for the handling any recalls, claims relating to recalls of or serious adverse events in relation to any Licensed Product that arises in the process of Development and Commercialization.
XII.5Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 12.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 12.1 OR 12.2, AND THE FOREGOING LIMITATIONS SHALL NOT APPLY WITH RESPECT TO DAMAGES RESULTING FROM A PARTY’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE VII.
ARTICLE XIII
DISPUTE RESOLUTION
XIII.1Referral to Senior Executives. The Parties recognize that disputes as to certain matters relating to this Agreement may from time to time arise during the term of this Agreement (each, including any dispute arising with respect to the existence, object, interpretation, performance, enforcement, termination, invalidity or arbitrability of this Agreement, a “Dispute”). If any such Dispute cannot be resolved by good faith negotiations, such Dispute shall be referred, by written notice from either Party to the other, to the Senior Executives for resolution. The Senior Executives or their respective designees (with similar authority to resolve such Dispute) shall negotiate in good faith to resolve such Dispute through discussions promptly following such written notice. If the Senior Executives cannot resolve the Dispute within [***] of such written notice[***] then, the provisions of Section 13.2 shall apply.
XIII.2Arbitration. Any Dispute that is not resolved pursuant to Section 13.1 shall be finally settled in accordance with the [***]. The seat of arbitration shall be [***]. The language of the arbitration shall be English. The Parties agree that decision and/or award rendered by the arbitrator shall be the sole, exclusive and binding remedy between them regarding any Dispute presented to the arbitrator. Any decision and/or award of the arbitrator may be entered in any court of competent jurisdiction for judicial recognition of the decision and an order of enforcement. The arbitration proceedings and the decision of the arbitrator shall be deemed the Confidential Information of both Parties subject to ARTICLE VII above.
XIII.3General Terms of Arbitration.
(a)Interim Relief. Notwithstanding anything in Section 13.2 to the contrary, each Party shall have the right to apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other similar interim or conservatory relief, as necessary to protect the rights or property of such Party, pending the selection of the arbitrator or pending the arbitrator’s determination of the merits of any Dispute. Nothing in the preceding sentence shall be

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interpreted as limiting the powers of the arbitrator with respect to any Dispute subject to arbitration under this Agreement.
(b)Jury Waiver. EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES AND AGREES TO ARBITRATE AS SET FORTH IN SECTION 13.2 (ARBITRATION). THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.
ARTICLE XIVGENERAL PROVISIONS
XIV.1Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of and which were reasonably unforeseeable at the time of the execution of this Agreement by the non-performing Party, including but not limited to fire, flood, earthquake, hurricane, embargo, shortage, epidemic, pandemic, quarantine, war, act of war (whether war be declared or not), terrorist act, insurrection, riot, civil commotion, strike, lockout or other labor disturbance (whether involving the workforce of the non-performing Party or of any other Person) or act, omission or delay in acting by any Governmental Authority, including due to a clinical hold pursuant to 21 C.F.R. §312.42, as amended (and any equivalent in any jurisdiction outside the United States). The non-performing Party shall notify the other Party of such force majeure by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than necessary to resolve such force majeure event and the non-performing Party shall use diligent efforts to remedy its inability to perform.
XIV.2Governing Law. This Agreement and all questions regarding its validity or interpretation, or the breach or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of [***], without reference to conflict of law principles. The Parties hereby agree that the provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement and are strictly excluded.
XIV.3Waiver of Breach. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.
XIV.4Modification. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by both Parties hereto. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by both Parties hereto.
XIV.5Severability. In the event any provision of this Agreement should be held invalid, illegal, or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and

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enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions of this Agreement shall remain in full force and effect in such jurisdiction. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.
XIV.6Entire Agreement; Amendments. This Agreement (including the Exhibits attached hereto) constitutes the complete, final and entire agreement between the Parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements, representations and/or understandings, including the Prior CDA. The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations under the Prior CDA. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.
XIV.7Notices. Unless otherwise agreed by the Parties or specified in this Agreement, all communications between the Parties relating to, and all written documentation to be prepared and provided under, this Agreement shall be in the English language. Any notice between the Parties required or permitted under this Agreement shall be in writing in the English language, and (a) delivered personally, (b) sent by air mail or express courier service providing evidence of receipt, postage pre-paid where applicable, or (c) by electronic transmission (complete transmission confirmed and a copy promptly sent by another permissible method of providing notice described in paragraph (a) or (b) above), to the following addresses of the Parties (or such other address for a Party as may be specified by like notice):

To Combioxin: Combioxin SA. Route de la Corniche 5 1066 Epalinges Switzerland Attention: [***]	To Eagle: Eagle Pharmaceuticals, Inc. 50 Tice Blvd, Suite 315 Woodcliff Lake, NJ 07677 Attention: General Counsel Electronic mail: [***]
With a copy to: VISCHER AG [***] Aeschenvorstadt 4 4051 Basel Switzerland Attn: Christian Wyss Electronic mail: cwyss@vischer.com	With a copy to: Cooley LLP One Freedom Square Reston Town Center 11951 Freedom Drive Reston, Virginia 20190-5656 Attn: Kenneth J. Krisko Electronic mail: KKrisko@cooley.com
Any notice required or permitted to be given concerning this Agreement shall be effective upon receipt by the Party to whom it is addressed.

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XIV.8Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that each Party may assign purely financial rights arising out of this Agreement and that each Party may make such an assignment or transfer without the other Party’s consent to its Affiliates or to a Third Party successor to substantially all of the business of such Party, whether in a merger, sale of stock, sale of assets or other transaction. With respect to an assignment to an Affiliate, such Party shall remain responsible for the performance by its Affiliate of the rights and obligations hereunder. Combioxin shall not assign or otherwise transfer to any Affiliate or any Third Party any ownership interest in or to any Licensed Know-How or Licensed Patent Rights, without Eagle’s prior written consent. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of each Party, its successors and permitted assigns. Any purported assignment of this Agreement in contravention of this Section 14.8 shall be null and void.
XIV.9Effect of Acquisition. Notwithstanding any other provision of this Agreement, in the event of the Acquisition of Combioxin, no intellectual property, compounds, products or other subject matter owned or controlled by the acquiring entity or any of its affiliates prior to such Acquisition, or developed or acquired by such acquiring entity after such acquisition, shall be included as Licensed Patent Rights, Licensed Know-How or Licensed Products hereunder, so long as (a) such intellectual property, compounds, products and other subject matter were developed without use of the Licensed Know-How and without practicing Licensed Patent Rights; and (b) such acquiring entity segregates the personnel and activities of Combioxin and its Affiliates (as determined immediately prior to such Acquisition) from any other programs of such acquiring entity and its affiliates directed to the Development or Commercialization of liposome products. “Acquisition” means: (a) a merger involving Combioxin, in which the shareholders of Combioxin immediately prior to such merger cease to control (as defined in Section 1.1) Combioxin after such merger; (b) a sale of all or substantially all of the business or assets of a Combioxin to an acquiring entity; or (c) a sale of a controlling (as defined in Section 1.1) interest of Combioxin to an acquiring entity.
XIV.10No Partnership or Joint Venture. Nothing in this Agreement is intended, or shall be deemed, to establish a joint venture or partnership between Eagle and Combioxin. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, or to bind the other Party to any contract, agreement or undertaking with any Third Party.
XIV.11Interpretation. The captions to the several Articles and Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under generally accepted cost accounting principles, but only to the extent consistent with its usage and the other definitions in this Agreement. This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party. Ambiguities,

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if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.
XIV.12Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.
XIV.13Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
XIV.14Counterparts; Other Matters. This Agreement and any amendment thereto may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures to this Agreement or any amendment thereto delivered by facsimile or in electronic form (such as an electronic file which contains a scan of the wet ink signature or signed by a (qualified or non-qualified) electronic signature, such as DocuSign, AdobeSign, or a similar tool will be deemed to be binding as originals. This Agreement is established in the English language. Any translation in another language shall be deemed for convenience only and shall never prevail over the original English version.
[Remainder of this page intentionally blank.]

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CONFIDENTIAL
Execution Copy
IN WITNESS WHEREOF, the Parties have executed this License Agreement as of the Effective Date.

COMBIOXIN SA
BY: _/s/ Samareh Azeredo da Silveira Lajaunias
NAME: Samareh Azeredo da Silveira Lajaunias
TITLE: Managing Director_________________

BY: /s/ Frédéric Lajaunias_____________
NAME: Frédéric Lajaunias_____________
TITLE: Managing Director_____________

EAGLE PHARMACEUTICALS, INC.
BY: /s/ Michael S. Moran______________
NAME: Michael S. Moran_____________
TITLE: Executive Vice President, Head of Sales, Business Development & Gov’t Sales

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EXHIBIT 1.32
[***]

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EXHIBIT 1.33
[***]

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EXHIBIT 2.4
[***]

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EXHIBIT 4.7

[***]

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EXHIBIT 7.7
Press Release

[***]

[***] For Immediate Release
Eagle Pharmaceuticals Announces Worldwide Licensing Agreement with Combioxin SA for Phase 2b/3, Novel First-in-Class Antitoxin Agent CAL02 in Development for Combination Use with Antibiotics for the Treatment of Severe Pneumonia

-- CAL02 neutralizes toxic virulence effectors (“VE”) produced by bacteria; VEs play a decisive role in the development of long-term, severe and fatal pneumonia complications --

-- Results of first-in-human1 clinical trial published in The Lancet Infectious Diseases, where accompanying comments characterized CAL02 as “One step closer to precision medicine for infectious diseases,” describing “this study a medical breakthrough” --

-- Potential to address significant unmet need in the treatment of severe pneumonia, which accounts for 2.4 million deaths per year globally --

-- Eagle anticipates ten years of regulatory exclusivity --

-- Eagle to host CAL02 Investor Event on September 9, 2021 --

WOODCLIFF LAKE, NJ—[***] 2021—Eagle Pharmaceuticals, Inc. (Nasdaq: EGRX) (“Eagle” or the “Company”) today announced that it has entered into a worldwide licensing agreement with Combioxin SA (“Combioxin”), a clinical-stage biotechnology company based in Epalinges, Switzerland, for the commercial rights to CAL02, a novel first-in-class antitoxin agent ready for Phase 2b/3 development for the treatment of severe pneumonia in combination with traditional antibacterial drugs.

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Under the Agreement, Eagle will be solely responsible for further clinical development of CAL02, and will make an upfront payment, followed by additional payments upon achievement of development milestones, regulatory approval and based upon commercial sales. Eagle expects to invest $35 million to achieve interim results. These interim results are expected the first half of 2023.

CAL02 is designed to be an add-on therapy to antibiotics to neutralize virulence effectors. CAL02 consists of liposomes that capture and neutralize bacterial toxins produced by a broad range of Gram-positive and Gram-negative bacteria. Bacterial toxins play a critical role in severe, complicated, and resistant infections. They are known to dysregulate inflammation, cause organ damage and impede immune defense. Unlike traditional antibacterial drugs, CAL02 does not target bacteria directly.

The first-in-human clinical trial results show a favorable safety profile when administered in combination with standard antibiotics to patients with severe community-acquired bacterial pneumonia (“CABP”) hospitalized in the intensive care unit (“ICU”). Furthermore, as compared to patients under placebo, patients who were treated with CAL02 presented a faster clinical improvement, including a significantly faster resolution of organ dysfunctions (as per Sequential Organ Failure Assessment score).

“We are thrilled to be part of this potentially groundbreaking advancement in the treatment of severe bacterial pneumonia. Despite the widespread availability of antibiotic drugs today, pneumonia is still the leading cause of infectious mortality in the world. CAL02’s ability to neutralize virulence effectors could fill a significant medical gap by offering physicians a new treatment that has the potential to dramatically improve patient outcomes. We believe that CAL02 could change the standard of care for patients and have a broad therapeutic impact, especially in critical situations. This deal, along with the recent AOP Pharmaceuticals transaction, broadens our pipeline and provides opportunities for continued leadership in the hospital acute care space,” stated Scott Tarriff, Chief Executive Officer of Eagle Pharmaceuticals.

“We are thrilled to partner with Eagle Pharmaceuticals, which has shown tremendous commitment to bringing innovative solutions in the hospital acute care space. This transaction represents a significant milestone in the development of CAL02 and we believe that it will bring about a true transformation in the treatment of severely infected patients around the world,” said Dr. Samareh Azeredo da Silveira Lajaunias, Managing Director of Combioxin SA.

“Pneumonia remains one of the deadliest infectious diseases in the world. In addition to the associated morbidity and mortality, severe pneumonia represents a major economic burden due to how it prolongs hospitalization. Targeting virulence effectors, CAL02 addresses the fundamental damage of severe community-acquired pneumonia. In its first in-human clinical trial, a randomized, double-blind, placebo-controlled study, CAL02 was shown to be as safe as placebo and resulted in

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significantly fewer ICU days. CAL02 has the potential to transform the care for severe pneumonia,” said Professor of Medicine Andrew Shorr, Georgetown University.

Clinical Status and Regulatory Path Forward

Preclinical data were published in Nature Biotechnology, followed by numerous peer-reviewed articles. The results of the first-in-human clinical trial (randomized, double-blind, placebo-controlled, multi-center), which was carried out in ICU patients with severe CABP, were published in The Lancet Infectious Diseases, in May 2019, and the study was described as a “medical breakthrough”.

The clinical development plan has been discussed with the U.S. Food and Drug Administration (“FDA”) and the European Medicines Agency (“EMA”). FDA and EMA each indicated no requirement of further dose finding for Phase 2b, and that empiric use of CAL02 could be added to the standard of care antibacterial drug therapy prior to pathogen identification given its mechanism of action.

“CAL02 could represent a true paradigm shift in terms of the treatment cascade for bacterial pneumonia patients. With an estimated 350,000 patients requiring treatment in the ICU in the U.S. in 2020, CAL02 could provide a significant opportunity to improve patient outcomes and save lives,” stated Judith Ng-Cashin, MD, Chief Medical Officer of Eagle Pharmaceuticals.

The Company plans to advance the clinical program and initiate a robust Phase 2b/3 study in the first half of 2022. CAL02 is an acute care drug, and therefore the Company expects a fast turnaround to receive individual patient results. Interim results are expected in the second quarter of 2023.

Eagle anticipates ten years of regulatory exclusivity, including five years as a New Chemical Entity and five years as a qualified infectious disease product (“QIDP”) under the Generating Antibiotic Incentives Now (“GAIN”) Act. Eagle believes that CAL02 could be eligible for fast track and breakthrough therapy designations. In addition, Eagle believes a CAL02 new drug application for the treatment of severe CABP may qualify for priority review. The Company expects to build a meaningful patent portfolio for to this asset.

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Large Unmet Medical Need

Complications associated with CABP represent a significant unmet medical need. CAL02 has the potential to transform the standard of care for patients with CABP, which accounts for an estimated 2.4 million deaths per year globally. In the United States, about one million adults seek hospital care for pneumonia every year, and 50,000 die from this disease. Older patients with chronic illnesses are at the greatest risk for severe infection, complications and mortality. For children, pneumonia is the most common reason for hospitalization, and it is the world’s leading cause of death among children under the age of five. Pneumonia is also the most common cause of sepsis and septic shock, responsible for 50% of all episodes, and can result in admission to the ICU. Hospital-acquired pneumonia has a higher mortality rate than any other hospital-acquired infection.

Pneumonia places a huge burden on the U.S. healthcare system and is among the top ten costly conditions seen during inpatient hospitalizations. Despite the availability of antibiotics, the death rate from pneumonia in the U.S. has seen little improvement in the past half century.

Conference Call

Eagle management will host a CAL02 Investor Event as follow:

Date	Thursday, September 9, 2021
Time	8:30 A.M. EDT
Toll free (U.S.)	INSERT
International	INSERT
Webcast (live and replay)	www.eagleus.com, under the “Investor + News” section

A replay of the conference call will be available for one week after the call's completion by dialing 888-562-2815 (US) or 402-220-7352 (International) and entering conference call ID INSERT. The webcast will be archived for 30 days at the aforementioned URL.

About Eagle Pharmaceuticals, Inc.

Eagle is a fully integrated pharmaceutical company with research and development, clinical, manufacturing and commercial expertise. Eagle is committed to developing innovative medicines

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that result in meaningful improvements in patients’ lives. Eagle’s commercialized products include RYANODEX®, BENDEKA®, BELRAPZO®, and its oncology and CNS/metabolic critical care pipeline includes product candidates with the potential to address underserved therapeutic areas across multiple disease states. Additional information is available on Eagle’s website at www.eagleus.com.

About CAL02

CAL02 is an investigational innovative anti-infective drug that acts as a trap for bacterial virulence effectors (toxins) which contribute to infection-related complications, sepsis, septic shock and death. CAL02 consists of liposomes engineered to clear away the virulence effectors produced by the most relevant bacteria seen in severe pneumonia. CAL02 is poised to play a key role in the fight against anti-microbial resistance, since its action is complementary to that of antibiotics and does not appear to give rise to drug resistance. Because of its safety profile, its breadth of activity and the fact that it is not conducive to the emergence of any new resistance, CAL02 could be administered empirically, as soon as patients with a suspected or confirmed pneumonia show signs of severity. Clinical results to date underscore the potential of CAL02 to transform the standard of care and to dramatically reduce the time and the cost of care for millions of critically ill patients.

About Combioxin

Combioxin SA is a Swiss-based clinical-stage biotechnology company founded in 2015. The company is committed to the development of disruptive treatments for severe infections. Combioxin is a recipient of the Swiss FIT SEED program and is a spin-off of LASCCO SA, a company that propels academic discovery-stage inventions into life science ventures. Additional information is available on Combioxin’s website at www.combioxin.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and other securities law. Forward-looking statements are statements that are not historical facts. Words and phrases such as “anticipated,” “forward,” “will,” “would,” “may,” “remain,” “potential,” “prepare,” “expected,” “believe,” “plan,”

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“near future,” “belief,” “guidance,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements concerning the licensing agreement between the Company and Combioxin and the timing and ability to obtain regulatory approval of CAL02; statements regarding the collaboration between the Company and Combioxin, including statements about CAL02’s ability to address unmet need in patients with severe pneumonia and its other anticipated benefits and expected duration of regulatory exclusivity for CAL02, if approved; CAL02’s potential acceptance by clinicians; the timing, progress and results of additional trials of CAL02 and the ability of such trial results to support regulatory filings and approvals; anticipated actions by FDA, EMA and other regulatory agencies; the Company’s ability to support the commercial launch of CAL02, if approved; anticipated future payments, including upfront and milestone payments, from the Company to Combioxin; the anticipated market opportunity for CAL02; and the ability of the product candidates in the Company’s pipeline to deliver value to stockholders. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Such risks and uncertainties include, but are not limited to: the impacts of the ongoing COVID-19 pandemic, including interruptions or other adverse effects on clinical trials and delays in regulatory review or further disruption or delay of any pending or future litigation; delay in or failure to obtain regulatory approval of the Company's product candidates, including CAL02, and successful compliance with FDA, EMA and other governmental regulations applicable to product approvals; whether the Company will successfully implement its development plan for its product candidates, including CAL02; the inability to recognize the anticipated benefits of the collaboration between the Company and Combioxin; whether the Company can successfully collaborate with its partners and market and commercialize its product candidates; the outcome of litigation involving any of its products or that may have an impact on any of its products; possible safety and efficacy concerns; risks that preliminary results from clinical trials are not necessarily predictive of future clinical trial results; the strength and enforceability of the Company’s intellectual property rights or the rights of third parties; the risks inherent in drug development and in conducting clinical trials; and those risks and uncertainties identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission (the “SEC”) on March 5, 2021, as updated by the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, filed with the SEC on May 10, 2021 and August 9, 2021, respectively, and its other subsequent filings with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Relations for Eagle Pharmaceuticals, Inc.:
Lisa M. Wilson
In-Site Communications, Inc.
T: 212-452-2793
E: lwilson@insitecony.com

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Media Relations for Eagle Pharmaceuticals, Inc.:
Faith Pomeroy-Ward
T: 817-807-8044
E: faith@fpwservices.com

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